Exhibit 10.45

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-exclusive License Agreement (the “Agreement”), effective as of October 16th, 2000 (The “Effective Date”), is entered into by and between ICOS Corporation, a Delaware corporation having offices at 22021 20th Avenue SE, Bothell, WA 98021, U.S.A., (“ICOS”), and Seattle Genetics, Inc., a Delaware corporation having offices at 22215 26th Avenue S.E., Suite 300, Bothell, WA 98021 (“LICENSEE”). All references to LICENSEE in this Agreement shall include its Affiliates (as such term is defined below).

BACKGROUND

A. ICOS is the owner of certain Patent Rights (as defined below) and LICENSEE wishes to acquire a non-exclusive license under the Patent Rights for use in the Field; and

B. ICOS is willing to grant LICENSEE such a non-exclusive license, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1- DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1 “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors.

1.2 “BLA” means a Biologics License Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder and any corresponding U.S. or foreign application, registration or certification.

1.3 “Change in Control” shall mean (i) the merger or consolidation of LICENSEE with another entity where less than thirty percent (30%) of the outstanding voting securities of the combined entity immediately after such merger or consolidation is held by the holders of the outstanding voting securities of LICENSEE immediately prior to such merger or consolidation; (ii) the acquisition by means of a stock purchase, directly or indirectly, by a party or parties acting in concert of fifty percent (50%) or more of LICENSEE’s voting stock in a single transaction or a series of related transactions; but excluding any transaction that is primarily for financing purposes or, (iii) the sale of all or substantially all of the assets of LICENSEE.

1.4 “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is designated as “Confidential” at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.5 “Field” means (i) production of recombinant proteins for the development, manufacture, use and sale of products for human therapeutic uses, and (ii) for internal research purposes. For the purposes of this Agreement, “internal research purposes” shall mean any activity by SGI for its own research and shall not include any right of transfer to a third party and shall not include any product which shall become a Licensed Product upon which royalties are due.

1.6 “IND” shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.7 “Licensed Product” shall mean any product in development by LICENSEE whose development, manufacture, use or sale would constitute an infringement of a Valid Claim. in the country of development, manufacture, use or sale.

1.8 “Licensed Technology” means the Patent Rights.

1.9 “Net Sale” shall mean revenues on an accrual basis, in accordance with U.S. generally accepted accounting principles, as follows: the invoice price of Licensed Products sold by LICENSEE its affiliates or its sublicensees to third parties, less to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise or value-added taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other consideration received by LICENSEE in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form.

1.10 “Patent Rights” shall mean the patent applications and patents listed on Exhibit A hereto and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and reexaminations.

1.11 “Phase II” or “Phase III” shall mean a Phase II or, as the case may be, Phase III clinical trial as prescribed by applicable FDA regulations, or corresponding regulations of any comparable entity.

1.12 “Valid Claim” means (i) a claim of an issued and unexpired patent included within the Patent Rights which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the Patent Rights.

ARTICLE 2 - LICENSE

2.1.1 Grant of License. ICOS hereby grants to LICENSEE and LICENSEE hereby accepts from ICOS, upon and subject to the terms and conditions herein specified, a worldwide, non-exclusive, royalty-bearing license under the Patent Rights to make, to have made, to use and to sell Licensed Products in the Field. LICENSEE shall have the right to sublicense its foregoing license rights to the Patent Rights for the purposes of developing, manufacturing, marketing or selling Licensed Products, the development of which was commenced by LICENSEE (and not the sublicensee) prior to entering into such sublicense. The sublicense rights here granted are limited to sublicenses undertaken for LICENSEE to engage in its own core business and are not granted nor shall be used to materially compete with ICOS licensing of the Patent Rights herein. LICENSEE shall not use the Patent Rights outside the field.

2.1.2 Grant Back to Licensor. In the event that LICENSEE modifies the transcriptional regulating sequences described by the Patent Rights beyond “the use” expressly allowed and licensed herein to practice the Patent Rights within the Field, Licensee agrees to grant, and hereby does grant to ICOS, an exclusive, worldwide, fully paid up license to any and all intellectual property and know-how arising out of the LICENSEE’s use outside the permitted scope of the License granted in 2.1.1 above.

2.2 No Implied Rights. Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect and no rights to transfer or, except as set forth in Section 2.1, sublicense the licensed rights are granted herein. No other license rights shall be granted or created by implication, estoppel or otherwise.

2.3 Ownership: Enforcement. At all times ICOS will retain ownership of the Licensed Technology and may use, license and commercialize such Licensed Technology itself or with third parties. ICOS retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Licensed Technology. LICENSEE shall give ICOS immediate notice of any infringement by a third party of any of the Patent Rights which comes to LICENSEE’S attention during the term of this Agreement. LICENSEE will cooperate with ICOS with respect to any actions ICOS may choose to take pursuant to this Subsection 2.3 and ICOS will reimburse LICENSEE for its reasonable costs and adjudicated claims against SGI, all arising in this regard.

2.4 Delivery of Materials. Within twenty (20) days after request by LICENSEE, ICOS shall deliver to LICENSEE the materials listed in Exhibit B. The materials shall be used in compliance with this Agreement and may not be conveyed to other parties except for sublicensees as described herein.

ARTICLE 3 - CONSIDERATION

3.1 Milestone Payments. Within thirty (30) days following the first achievement by LICENSEE, its affiliates or its sublicensees of the following milestones with respect to each Licensed Product, LICENSEE shall pay to ICOS the applicable payments below:

3.1.1	LICENSEE shall pay to ICOS $50,000.00 U.S. (Fifty Thousand U.S. Dollars) upon approval to commence a Phase II clinical trial or instead at ICOS discretion, a Phase III clinical trial.

3.1.2	LICENSEE shall pay to ICOS $100,000.00 U.S. (One Hundred Thousand U.S. Dollars) upon filing for BLA.

3.1.3	LICENSEE shall pay to ICOS $500,000.00 U.S. (Five Hundred Thousand U.S. Dollars) upon grant of the BLA.

3.2 Royalties. LICENSEE shall pay to ICOS a royalty of 0.75% on all Net Sales of any Licensed Product (the “Royalty Rate”) provided, however, that the Royalty Rate shall be reduced to 0.25% for any Licensed Product utilizing BR96. Notwithstanding the foregoing, in the event of a Change in Control of Licensee, the Royalty Rate with respect to Licensed Products for which development is to commence after the consummation of the Change in Control shall be increased to the greater of 1.0% or the median royalty rate in all other license agreements of ICOS then in effect under which ICOS has licensed any of the Patent Rights solely and is receiving royalties, but in no event shall the Royalty Rate be increased above 1.5%.

3.3 One Royalty. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim.

3.4 Sublicensing Obligations. Whenever LICENSEE sublicenses any rights hereunder it shall promptly notify ICOS of the scope of the sublicense, the sublicensee’ s name and address and the description of the Licensed Product to which the sublicense pertains. LICENSEE shall remain responsible for the sublicensee’s compliance with the terms of this Agreement and shall remain responsible for paying and reporting all royalties and milestone payments due hereunder as if the milestones and sales of Licensed Products by sublicensee were those of LICENSEE, i.e., LICENSEE shall pay all royalties set forth in 3.2 with respect to Net Sales of Licensed Products by sublicensee, report all such sales and pay the milestone payments set forth in Section 3.1 upon the achievement of the milestones by the sublicensee.

ARTICLE 4 – PAYMENTS; REPORTS AND RECORDS

4.1 Payments: Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by ICOS. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate.

4.2 Royalty Reports and Payments. After the first commercial sale of a Licensed Product on which royalties are required to be paid hereunder, LICENSEE shall make quarterly written reports to ICOS within sixty (60) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Licensed Product sold during the calendar quarter, ICOS shall treat all such reports as Confidential Information of LICENSEE. Concurrently with the making of such reports, LICENSEE shall pay ICOS the royalties specified in Section 3.3 hereof.

4.3 Records: Inspection. LICENSEE shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of LICENSEE for at least three (3) years following the end of the calendar quarter to which they pertain and will be available for inspection during such period by a representative of ICOS for the purpose of verifying the royalty reports and payments. Such inspections shall be made during ordinary business hours. The representative may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.3 shall be at the expense of ICOS, unless an underpayment exceeding five percent (5%) of the amount stated for any period covered by the inspection is identified, in which case all costs relating to the inspection will be paid immediately by LICENSEE. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid immediately by LICENSEE, with interest from the date (s) such amount (s) were due at the prime rate reported in the Wall Street Journal plus two percent (2%).

ARTICLE 5- DILIGENCE

5.1 Reasonable Efforts. LICENSEE agrees to use reasonable efforts consistent with its prudent business judgment to diligently develop and commercialize the Patent Rights and obtain such approvals as may be necessary for the sale of the Licensed Products in the United States and such other worldwide markets as LICENSEE elects to commercialize the Licensed Products.

5.2 Reports to ICOS. During the term of this Agreement, for all products which are produced for commercial manufacture using the Licensed Technology and for any modification of the transcriptional regulating sequences claimed by the Licensed Patent; LICENSEE shall keep ICOS reasonably informed of its activities subject to this Agreement, including the achievement of the milestones set forth in Section 3.1 for the commercialization of each Licensed Product. “Reasonably informed” for the purposes of this Section 5.2 shall mean at least once per calendar year and more often if the reported events will affect the duties of the LICENSEE under this Agreement. When the registration package requesting approval for commercial sale of each Licensed Product is first filed in each of the U.S., Europe and Japan, and in each case when approval is received therefor, LICENSEE will promptly notify ICOS. LICENSEE shall notify ICOS within thirty (30) days after the first commercial sale of each Licensed Product.

ARTICLE 6- CONFIDENTIALITY

6.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a)	was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

(d)	was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

6.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations or conducting clinical trials; provided that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

6.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party’s accountants, attorneys and other professional advisors.

6.4 Agreement Announcement. The parties hereby agree that fact of the consummation of this Agreement and its general subject matter shall be deemed to be in the public domain and may be announced or otherwise referred to, subject to the prior approval of each party of the form of any such press release or public announcement, but that the specific terms and conditions herein shall be Confidential Information of each party.

ARTICLE 7- REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. ICOS represents and warrants that at the time of entering into this Agreement: (a) it is the sole and exclusive owner of all right, title and interest in the Patent Rights; and (b) it has the right to grant the license granted herein.

7.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by ICOS as to the validity or scope of any claim or patent within the Patent Rights;

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

(c)	An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights or misappropriation of any Know-How; or

(d)	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of ICOS or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

7.3 No Warranties. EXCEPT AS SET FORTH IN SECTION 7.1, ICOS GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND ICOS SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 8 - INDEMNIFICATION

8.1 By LICENSEE. LICENSEE agrees to indemnify, defend and hold ICOS and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees, other costs of litigation and including the costs of establishing the right to indemnify), losses or causes of action (each, a “Liability”) arising out of or relating in any way to (i) the possession, manufacture use, sale or other disposition of Licensed Products, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to LICENSEE pursuant to this Agreement, or (iii) any breach of this Agreement by LICENSEE, except to the extent, in each case, that such Liability is caused by the negligence (active, passive or imputed) or willful misconduct of ICOS as determined by a court of competent jurisdiction.

8.2 By ICOS. ICOS agrees to indemnify, defend and hold LICENSEE and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees, other costs of litigation and including the costs of establishing the right to indemnify), losses or causes of action (each, a “Liability”) arising out of or relating in anyway to breach of any of ICOS’s representations and warranties made under Section 7.1 of this Agreement.

ARTICLE 9 - TERM AND TERMINATION

9.1 Term. The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Patent Rights, unless earlier terminated in accordance with this Article 9.

9.2 Permissive Termination. LICENSEE may terminate this Agreement at any time by providing ICOS notice in writing at least thirty (30) days prior to the effective date of termination.

9.3 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be five (5) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

9.4 Termination for Insolvency. If voluntary or involuntary proceedings by or against a, party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

9.5 Effect of Termination.

(a)	Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b)	Return of Confidential Information. Upon any termination of this Agreement, LICENSEE and ICOS shall promptly return to the other party all Confidential Information, (except ICOS may retain copies of any reports or records subject to Article 4).

(c)	Stock on Hand. In the event this Agreement is terminated for any reason, LICENSEE shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until six (6) months after such termination, subject to Articles 3 and 4 and the other applicable terms of this Agreement.

(d)	Licenses. All licenses granted hereunder shall terminate upon the termination of this Agreement.

9.6 Survival. Articles 3, 4, 6, 7, 8 and Sections 9.5 and 9.6 and any Section of 10 that have continued obligation of this Agreement shall survive the expiration or termination of this Agreement for any reason and any Definition of Section 1 required to interpret such surviving provisions.

ARTICLE 10 – MISCELLANEOUS PROVISIONS

10.1 Governing Law: Venue. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Washington and the United States of America, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the state or federal courts in King County, Washington, and the parties hereby consent to the personal jurisdiction of such courts.

10.2 Assignment. LICENSEE may not transfer or assign this Agreement or any of LICENSEE’s rights hereunder without the written consent of ICOS, except that LICENSEE may assign such rights or duties without such consent in connection with any merger, consolidation, or any sale of all or substantially all of its assets. Any such attempted or constructive transfer or assignment other than the foregoing shall be void. ICOS may assign this Agreement or its rights hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

10.3 Waiver. No waiver of any rights shall be effective unless expressly consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.4 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

10.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

LICENSEE:

Attn: H. Perry Fell, CEO
Company:	Seattle Genetics, Inc.
Address:	22215 26th Avenue S.E. Suite 300
Bothell,WA 98021
Phone: 425-489-4990
Facsimile:	425-489-4798

ICOS:

Legal Department
ICOS Corporation
22021 20th Avenue S.E.
Bothell, WA 98021
Phone: 425-485-1900
Facsimile:	425-398-8950

10.6 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ICOS or LICENSEE as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

10.7 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. LICENSEE shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

10.8 Use of Name. Neither party shall use the name or trademarks of the other party for any purpose, including, but not limited to, press releases without the prior written consent of such other party (except as set forth in Section 6.4 above).

10.9 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

10.10 Entire Agreement Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

IN WITNESS WHEREOF, ICOS and LICENSEE have executed this Agreement in duplicate originals by duly authorized officers.

ICOS CORPORATION		SEATTLE GENETICS, INC.

By:	/s/ Gary Wilcox	By:	/s/ H. Perry Fell

Name:	Gary Wilcox	Name:	H. Perry Fell

Title:	EVP, Operations	Title:	C.E.O.

Date:	10/16/00	Date:	10/16/00

EXHIBIT A

U.S. Patent Number: 5,888,809 attached hereto: CHEF-1 Promoter

Filed as follows:

117	granted 3/30/99

117.PCT	published 11/5/98

117.AU	Australia

117.BR	Brazil

117.CA	Canada

117.CN	China

117.CZ	Czech Republic

117.EP	EPO — European Patent Office

117.HK	Hong Kong

117.HU	Hungary

117.IL	Israel

117.JP	Japan

117.MX	Mexico

117.NO	Norway

117.PL	Poland

117.RU	Russia

117.SK	Slovakia

EXHIBIT B

Materials provided under this Agreement

1.	Plasmid pDEF2

2.	Plasmid pDEF14